Exhibit 4.3.2
THIRD SUPPLEMENTAL INDENTURE
     This THIRD SUPPLEMENTAL INDENTURE dated as of April 30, 2007 (this “Supplemental Indenture”) among Cricket Communications, Inc., a Delaware corporation (the “Company”), the Guarantors listed on the signature pages hereto (the “Guarantors”) and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”) under the Indenture referred to below.
WITNESSETH:
     WHEREAS, the Company, the Guarantors and the Trustee have heretofore executed and delivered an Indenture dated as of October 23, 2006 (as previously supplemented, the “Indenture”), providing for the initial issuance of an aggregate principal amount of $750.0 million of 9.375% Senior Notes due 2014 of the Company (the “Notes”);
     WHEREAS, pursuant to Section 9.01 of the Indenture, the Indenture may be amended without the consent of any Noteholder to conform the text of the Indenture to any provision of the “Description of Notes” in the Offering Memorandum of the Company dated October 18, 2006 to the extent such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture; and
     WHEREAS, the Company has identified certain provisions in the Offering Memorandum that were intended to be verbatim recitations of provisions in the Indenture but that were not properly reflected as such in the Indenture, and the Company wishes to correct and conform such provisions in this Supplemental Indenture.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Noteholders as follows:
ARTICLE I
Definitions
     SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II
Amendments to Indenture
     SECTION 2.1 Amendments. Certain provisions of the Indenture are hereby amended as follows:
     (a) Amendments to Article One.
     (i) Clause (7) of the definition of “Asset Sale” in the Indenture shall be deleted in its entirety and shall be replaced with the following:
     “(7) a Restricted Payment that is permitted by Section 4.07 and any Permitted Investment;”
     (ii) Clause (10) of the definition of “Asset Sale” in the Indenture shall be deleted in its entirety and shall be replaced with the following:
     “(10) the licensing of intellectual property or other general intangibles (other than FCC Licenses) to third persons on terms approved by the Board of Directors of the Parent or the Company in good faith and in the ordinary course of business.”
     (iii) The proviso at the end of the last paragraph of the definition of “Consolidated Cash Flow” in the Indenture shall be deleted in its entirety and shall be replaced with the following:
“provided that such corresponding restrictions on dividends or distributions, as the case may be, included therein are no more restrictive than the applicable restrictions on dividends or distributions in the agreement or instrument being amended, restated, modified, renewed, refunded, replaced or refinanced).”
     (iv) The proviso at the end of clause (2) of the definition of “Consolidated Net Income” in the Indenture shall be deleted in its entirety and shall be replaced with the following:
“provided that such corresponding restrictions on dividends or distributions, as the case may be, included therein are no more restrictive than the applicable restrictions on dividends or distributions in the agreement or instrument being amended, restated, modified, renewed, refunded, replaced or refinanced).”
     (v) The definition of “GAAP” in the Indenture shall be deleted in its entirety and shall be replaced with the following:
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.”

     (b) Amendments to Article Four.
     (i) The phrase “Section 4.14” appearing at the end of Section 4.09(b)(i) of the Indenture shall be deleted in its entirety and shall be replaced with the phrase “Section 4.10”.
     (ii) Section 4.09(b)(v) of the Indenture shall be deleted in its entirety and shall be replaced with the following:
     “(v) the Incurrence by the Parent or any Restricted Subsidiary of the Parent of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be Incurred under Section 4.09(a) or Section 4.09(b)(ii), (iii), (iv), (v), (xii) or (xiv);”
     (iii) The last paragraph of Section 4.09(b) of the Indenture shall be deleted in its entirety and shall be replaced with the following:
     “For purposes of determining compliance with this Section 4.09, in the event that any proposed Indebtedness (including Acquired Indebtedness) meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiv) of Section 4.09(b), or is entitled to be Incurred pursuant to Section 4.09(a), the Parent shall be permitted to divide and classify such item of Indebtedness at the time of its Incurrence in any manner that complies with this Section 4.09 and may later redivide and/or reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 4.09. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred on such date in reliance on the exception provided by Section 4.09(b)(i).”
     (iv) Section 4.10 of the Indenture shall be amended by inserting the following new subsection (e) at the end of such section:
     “(e) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.08 hereof or this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.08 hereof or this Section 4.10 by virtue of such compliance.”
     (v) Section 4.14(a) of the Indenture shall be amended by inserting the following sentences at the end of such section:
“The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.08 hereof or this Section 4.14, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.08 hereof or this Section 4.14 by virtue of such compliance.”
     (c) Amendment to Article Nine.
(i) Section 9.01 of the Indenture shall be amended by renumbering the existing subsection (b) thereof as subsection (a)(ix) and by renumbering the existing subsection (c) thereof as subsection (b).
ARTICLE III
Miscellaneous
     SECTION 3.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the parties hereto and the Holders, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
     SECTION 3.2 NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.
     SECTION 3.3 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 3.4 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.
     SECTION 3.5 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     SECTION 3.6 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
     SECTION 3.7 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.
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     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

CRICKET COMMUNICATIONS, INC.
By:	/s/ AMIN KHALIFA
	Name:	Amin Khalifa
	Title:	CFO

LEAP WIRELESS INTERNATIONAL, INC.
By:	/s/ AMIN KHALIFA
	Name:	Amin Khalifa
	Title:	CFO

Backwire.com, Inc.
Telephone Entertainment Network, Inc.
Cricket Licensee (Reauction), Inc.
Cricket Licensee I, Inc.
Chasetel Real Estate Holding Company, Inc.
Cricket Alabama Property Company
Cricket Arizona Property Company
Cricket Arkansas Property Company
Cricket California Property Company
Cricket Colorado Property Company
Cricket Florida Property Company
Cricket Georgia Property Company, Inc.
Cricket Idaho Property Company
Cricket Illinois Property Company
Cricket Indiana Property Company
Cricket Kansas Property Company
Cricket Kentucky Property Company
Cricket Michigan Property Company
Cricket Minnesota Property Company
Cricket Mississippi Property Company
Cricket Nebraska Property Company
Cricket Nevada Property Company
Cricket New Mexico Property Company
Cricket New York Property Company
Cricket North Carolina Property Company
Cricket Ohio Property Company
Cricket Oklahoma Property Company
Cricket Oregon Property Company
Cricket Pennsylvania Property Company

Cricket Texas Property Company
Cricket Utah Property Company
Cricket Washington Property Company
Cricket Wisconsin Property Company
Leap PCS Mexico, Inc.
Alaska Native Broadband 1, LLC
Alaska Native Broadband 1 License, LLC

By: Name: Title:	/s/ AMIN KHALIFA Amin Khalifa CFO

Wells Fargo Bank, N.A., as Trustee
By:	/s/ LYNN M. STEINER
	Name:	Lynn M. Steiner
	Title:	Vice President